Exhibit 99.1

PRESS RELEASE

FIDELITY D & D BANCORP, INC.

DATE: January 18, 2006

Contacts:

Steven C. Ackmann

Salvatore R. DeFrancesco, Jr.

President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS 2005 FINANCIAL PERFORMANCE

Dunmore, PA, Fidelity D & D Bancorp, Inc. (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, reported net income of $4,592,000, or $2.48 per diluted share, for the year ended December 31, 2005, a $1,228,000, or 36%, increase as compared to net income of $3,364,000 or $1.84 per diluted share for the year ended December 31, 2004.  The reported 2005 net income was the highest in the Company’s 102 year history.

Net interest income increased $1,084,000, or 7%, to $17,299,000 in 2005 from $16,215,000 in 2004.  The rising short-term interest rate environment throughout 2005 incrementally priced investments and loans portfolios to higher yields.  The Company utilized the interest rate increases during the year to increase earning asset yields by 48 basis points.  Compared to 2004 results, the increased yield more than offset the reduced volume in average earning assets.   As a result, total interest income increased $1,625,000, or 6%, from $27,395,000 in 2004 to $29,020,000 in 2005.  Rates paid on deposit products and borrowings were also higher during 2005.  However, the reduced volume of average interest-bearing liabilities and the ability to insulate certain products from the effects of rising short-term interest rates helped contain interest expense.  Accordingly, interest expense increased $541,000, or 5%, from $11,180,000 in 2004 to $11,721,000 in 2005.  Net interest margin increased 31 basis points, to 3.51% in 2005 from 3.20% in 2004.

The 2005 provision for loan losses was $830,000 compared to $2,150,000 in 2004.  The significant reduction was due to the improved quality of the loan portfolio with a decline in loans migrating into non-performing status and 28% less net charge-offs in 2005, as compared to 2004. The ratio of allowance for loan losses to total loans was 1.46% at December 31, 2005, down from 1.54% at December 31, 2004.

Total other income was stable in 2005 as compared to 2004. The amount of fees and service charges collected offset lower gains realized on loans sold along with losses recorded from the final sales of leased automobiles.

Total other expenses increased $750,000, or 5%, from $13,827,000 in 2004 to $14,577,000 in 2005.  The increase was primarily due to elevated salaries and benefits cost, added professional services, increased advertising campaign expenses and more collection expenses incurred throughout 2005.

The Company reported a $7,386,000, or 1%, increase in total assets from $536,675,000 on December 31, 2004 to $544,061,000 on December 31, 2005. Loans increased by $21,447,000, or 6%, to $409,557,000, primarily from growth in home equity installment loans during 2005.  Investments decreased by $17,990,000, or 16%, to $97,679,000 at December 31, 2005.  Total deposits increased $13,883,000 to $379,499,000 at December 31, 2005, an increase of 4% from the balance at December 31, 2004.  The overall increase in deposits resulted principally from money market, NOW and demand deposit growth.  The ratio of time to total deposits at year-end was 42%.  Short-term borrowings decreased $21,761,000, or 43%, to $28,773,000 with long-term debt increasing $12,585,000, or 18%, to $83,704,000 during 2005.

Shareholders’ equity as of December 31, 2005 increased to $48,846,000 from $46,367,000 on December 31, 2004.  The increase in shareholders’ equity of $2,479,000 resulted primarily from the $2,967,000 addition to retained earnings, $523,000 growth in common stock partially offset by $1,011,000 net loss recorded in Other Comprehensive Loss.  Dividends declared by the Company during 2005 were $1,624,000, of which $491,000 was reinvested through the dividend reinvestment plan.

“We are pleased to report these earnings showing a 36% increase in net income over last year.  It is particularly gratifying to know that these were achieved in a year where we continued to make progress in improving our asset quality, while at the same time growing our earning asset base,” stated Steven C. Ackmann, President and CEO.  “This performance will serve as a foundation toward our goal of building a great Community Bank that focuses on both service and convenience to our customers and solid returns to our shareholders.”

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 12 community banking offices and 20 automated teller machine locations.

For more information visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

As of December 31, 2005 and 2004

	December 31, 2005	December 31, 2004
At Period End:
Assets
Total cash and cash equivalents	$12,594,540	$10,216,394
Investment securities	97,678,573	115,668,818
Federal Home Loan Bank Stock	4,628,200	4,568,700
Loans and leases	409,557,328	388,110,551
Allowance for loan losses	(5,984,649)	(5,987,798)
Premises and equipment, net	11,683,148	11,163,292
Life insurance cash surrender value	7,891,898	7,613,437
Other assets	6,011,660	5,321,744

Total assets	$544,060,698	$536,675,138

Liabilities
Non-interest-bearing deposits	$70,361,086	$65,357,535
Interest-bearing deposits	309,137,554	300,257,800
Total deposits	379,498,640	365,615,335
Short-term borrowings	28,772,997	50,534,046
Long-term debt	83,704,188	71,119,188
Other liabilities	3,238,844	3,039,809
Total liabilities	495,214,669	490,308,378

Shareholders’ equity	48,846,029	46,366,760

Total liabilities and shareholders’ equity	$544,060,698	$536,675,138

	December 31, 2005	December 31, 2004
Average Quarterly Balances:
Assets
Total cash and cash equivalents	$9,958,499	$10,725,486
Investment securities	106,836,106	115,428,739
Loans and leases, net	398,021,831	385,800,421
Premises and equipment, net	11,297,689	10,980,042
Other assets	13,299,448	13,327,091

Total assets	$539,413,573	$536,261,779

Liabilities
Non-interest-bearing deposits	$66,163,112	$67,093,122
Interest-bearing deposits	300,187,888	301,169,526
Total deposits	366,351,000	368,262,648
Short-term borrowings and long-term debt	121,063,406	117,219,355
Other liabilities	3,653,059	3,136,106
Total liabilities	491,067,465	488,618,109

Shareholders’ equity	48,346,108	47,643,670

Total liabilities and shareholders’ equity	$539,413,573	$536,261,779

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Interest income
Loans and leases	$6,491,202	$5,645,889	$24,281,060	$22,266,108
Securities and other	1,127,987	1,235,388	4,739,201	5,129,383

Total interest income	7,619,189	6,881,277	29,020,261	27,395,491

Interest expense
Deposits	1,949,785	1,561,490	6,928,000	6,736,796
Borrowings and debt	1,326,338	1,146,455	4,792,986	4,443,339

Total interest expense	3,276,123	2,707,945	11,720,986	11,180,135

Net interest income	4,343,066	4,173,332	17,299,275	16,215,356

Provision for loan losses	150,000	450,000	830,000	2,150,000
Other income	1,062,974	995,362	4,165,281	4,161,402
Other expenses	3,807,784	3,355,161	14,576,747	13,826,690
Provision for income taxes	306,101	358,371	1,466,112	1,035,594
Net income	$1,142,155	$1,005,162	$4,591,697	$3,364,474

Selected financial ratios and other data:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Selected returns and financial ratios
Diluted earnings per share	$0.61	$0.55	$2.48	$1.84
Dividends per share	$0.22	$0.22	$0.88	$0.88
Yield on interest-earning assets (FTE)	6.02%	5.42%	5.82%	5.34%
Cost of interest-bearing liabilities	3.09%	2.53%	2.80%	2.56%
Net interest spread	2.93%	2.89%	3.02%	2.78%
Net interest margin	3.48%	3.32%	3.51%	3.20%
Return on average assets	0.84%	0.74%	0.86%	0.61%
Return on average equity	9.37%	8.68%	9.64%	7.51%
Efficiency ratio	65.87%	63.54%	65.99%	64.45%
Expense ratio	2.02%	1.72%	1.93%	1.69%

Other data
	As of December 31,
	2005	2004
Book value per share	$26.34	$25.21
Equity to assets	8.98%	8.64%
Allowance for loan losses to:
Total loans	1.46%	1.54%
Non-accrual loans	63.31%	60.46%
Non-accrual loans to net loans	2.34%	2.59%
Non-performing assets to total assets	1.78%	1.99%